EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT, effective as of March 3, 2008, is made and entered into by and between OLD MUTUAL FUNDS III, a business trust organized under the laws of the State of Delaware (the “Trust”), and OLD MUTUAL CAPITAL, INC., a Delaware corporation (the “Adviser”).

WHEREAS, the Adviser has been appointed the investment adviser of each of the series funds listed on Schedule A hereto (each, a “Fund”), pursuant to an Investment Advisory Agreement between the Trust, on behalf of each Fund, and the Adviser (the “Advisory Agreement”);

WHEREAS, the Trust and the Adviser desire to enter into the arrangements described herein relating to certain expenses of each Fund;

NOW THEREFORE, the Trust and the Adviser hereby agree as follows:

1.        The Adviser hereby agrees, subject to Section 2 hereof, to reduce the fees payable to it under the Advisory Agreement (but not below zero) and to make any additional payments to the extent necessary to limit the total annual fund operating expenses (inclusive of management fees and other expenses; exclusive of underlying fund fees and expenses, interest, taxes, brokerage costs and commissions, dividend and interest expense on short sales, litigation, indemnification, and extraordinary expenses as determined under generally accepted accounting principles) (“Operating Expenses”) of each Fund to an annual rate (as a percentage of a Fund’s average daily net assets) as set forth on Schedule A (“Expense Limit”) for the period from the effective date of this Agreement through December 31, 2009.

2.        The Trust agrees to pay the Adviser the amount of advisory fees that, but for Section 1 hereof, would have been payable by each Fund to the Adviser pursuant to the Advisory Agreement and reimburse any additional payments remitted by the Adviser (the “Deferred Expenses”), subject to the limitations provided in this Section. Such repayment shall be made monthly, but only if the Operating Expenses of a Fund, without regard to such repayment, are at an annual rate (as a percentage of the average daily net assets of the Fund) less than the Expense Limit for payments made through the period ending December 31, 2009. Furthermore, the amount of Deferred Expenses paid by a Fund in any subsequent month shall be limited so that the sum of (a) the amount of such payment and (b) the other Operating Expenses of the Fund do not exceed such rate as may be agreed upon from time to time for payments made after December 31, 2009. Deferred Expenses shall not be payable by a Fund to the extent that the amounts payable by it pursuant to the immediately preceding two sentences are not sufficient to pay such Deferred Expenses. All payments for Deferred Expenses shall be made within three years after the year in which the Adviser incurred the expense. In no event will a Fund be obligated to pay any fees waived or deferred by the Adviser with respect to any other series of the Trust.

3.        This Agreement shall continue in effect until December 31, 2009. This Agreement may be amended or continued beyond December 31, 2009 only if agreed to in writing by both parties.

4.        A copy of the Declaration of Trust establishing the Trust is on file with the Secretary of the State of Delaware, and notice is hereby given that this Agreement is executed by the Trust on behalf of each Fund by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to each Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written below.

OLD MUTUAL FUNDS III	OLD MUTUAL CAPITAL, INC.

By: /s/ Julian F. Sluyters	By: /s/ Mark E. Black

Name: Julian F. Sluyters	Name: Mark E. Black
Title: President	Title: Chief Financial Officer
Date: February 20, 2008	Date: February 20, 2008

SCHEDULE A

to

Expense Limitation Agreement

Effective March 3, 2008

Fund	Share Class	Expense Limit

Old Mutual 2011-2020 Conservative Fund	Institutional Class A Class C	0.25% 0.50% 1.25%

Old Mutual 2011-2020 Moderate Fund	Institutional Class A Class C	0.30% 0.55% 1.30%

Old Mutual 2011-2020 Aggressive Fund	Institutional Class A Class C	0.30% 0.55% 1.30%

Old Mutual 2021-2030 Conservative Fund	Institutional Class A Class C	0.25% 0.50% 1.25%

Old Mutual 2021-2030 Moderate Fund	Institutional Class A Class C	0.30% 0.55% 1.30%

Old Mutual 2021-2030 Aggressive Fund	Institutional Class A Class C	0.30% 0.55% 1.30%

Old Mutual 2031-2040 Conservative Fund	Institutional Class A Class C	0.25% 0.50% 1.25%

Old Mutual 2031-2040 Moderate Fund	Institutional Class A Class C	0.30% 0.55% 1.30%

Old Mutual 2031-2040 Aggressive Fund	Institutional Class A Class C	0.30% 0.55% 1.30%

Old Mutual 2041-2050 Conservative Fund	Institutional Class A Class C	0.25% 0.50% 1.25%

Old Mutual 2041-2050 Moderate Fund	Institutional Class A Class C	0.30% 0.55% 1.30%

Old Mutual 2041-2050 Aggressive Fund	Institutional Class A Class C	0.30% 0.55% 1.30%